SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

Filed by the Registrant  ☒ Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials under 14a-12

EVOFEM BIOSCIENCES, INC.
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This Supplement relates to the Proxy Statement of Evofem Biosciences, Inc. (the “Company”), dated November 9, 2021, as previously provided to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held on December 8, 2021.

As reported by that certain Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2021, on November 20, 2021 the Company, certain institutional investors (the “Purchasers”) and Baker Bros. Advisors LP as their designated agent (the “Designated Agent”) entered into a first amendment (the “Amendment”) to the Securities Purchase and Security Agreement by and among the Company, the Purchasers and the Designated Agent, dated as of April 23, 2020 (the “Agreement”). The Amendment amends, effective as of the next date the Company completes one or more financings resulting in aggregate gross proceeds to the Company of at least $50 million (the “Qualified Financing Threshold”), the covenant in the Agreement currently requiring Evofem to achieve $100 million of cumulative net sales of Phexxi® (lactic acid, citric acid, and potassium bitartrate) on or prior to June 30, 2022 to require the Company to achieve $100 million in net sales on or prior to June 30, 2023.

The Amendment also provides for an adjustment to the conversion price of the convertible senior secured promissory notes sold to the Purchasers pursuant to the Agreement such that the conversion price for these promissory notes will now be the lesser of (i) $2.44 (the current conversion price of the promissory notes) and (ii) 115% of the lowest price per share of common stock (or with respect to securities convertible in common stock, 115% of the applicable conversion price) sold in any equity financing until the Company has met the Qualified Financing Threshold. Pursuant to the Amendment, if in any financing closing on or prior to the date the Company has met the Qualified Financing Threshold, the Company issues warrants to purchase capital stock of the Company (or other similar consideration), each Purchaser will receive equivalent coverage of warrants (or other similar consideration) on the same terms as if the Purchaser had participated in the financing in an amount equal to the then outstanding principal of promissory notes held by the Purchaser.